EXHIBIT 99.3

Item 15.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
The KeyW Holding Corporation
We have audited the accompanying consolidated balance sheets of The KeyW Holding Corporation (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The KeyW Holding Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2016, expressed an adverse opinion.

/s/GRANT THORNTON LLP

Baltimore, Maryland
March 15, 2016 (except as to Note 16, which is as of December 15, 2016)

EXHIBIT 99.3

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$21,227	$39,601
Receivables	53,111	53,123
Inventories, net	15,616	12,725
Prepaid expenses	1,538	1,756
Income tax receivable	302	3,951
Deferred tax assets, current	—	2,878
Assets of discontinued operations	7,765	4,983
Total current assets	99,559	119,017
Property and equipment, net	28,750	21,772
Goodwill	297,223	280,517
Other intangibles, net	10,957	12,985
Other assets	1,508	1,909
Non-current assets of discontinued operations	15,408	30,453
TOTAL ASSETS	$453,405	$466,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,299	$9,339
Accrued expenses	9,345	7,807
Accrued salaries & wages	8,916	9,983
Deferred income taxes	964	—
Liabilities of discontinued operations	7,084	6,535
Total current liabilities	36,608	33,664
Long-term liabilities:
Convertible senior notes, net of discount	126,188	120,107
Non-current deferred tax liabilities	26,890	7,045
Other non-current liabilities	11,894	6,619
TOTAL LIABILITIES	201,580	167,435
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 5 million shares authorized, none issued	—	—
Common stock, $0.001 par value; 100 million shares authorized, 39,940,667 and 37,601,474 shares issued and outstanding	40	38
Additional paid-in capital	327,045	315,818
Accumulated deficit	(75,260)	(16,638)
Total stockholders’ equity	251,825	299,218
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$453,405	$466,653

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

EXHIBIT 99.3

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Revenues	$297,935	$279,250	$288,909
Costs of Revenues, excluding amortization	208,206	192,908	197,380
Gross Profit	89,729	86,342	91,529
Operating Expenses
Operating expenses	66,512	59,855	66,645
Intangible amortization expense	7,087	7,737	20,533
Total	73,599	67,592	87,178
Operating Income	16,130	18,750	4,351
Non-Operating Expense, net	10,258	8,804	9,792
Earnings (Loss) before Income Taxes from Continuing Operations	5,872	9,946	(5,441)
Income Tax Expense (Benefit), net on Continuing Operations	35,782	3,356	(2,479)
Net (Loss) Income from Continuing Operations	(29,910)	6,590	(2,962)
Loss before Income Taxes from Discontinued Operations	(42,896)	(32,103)	(15,167)
Income Tax Benefit, net on Discontinued Operations	(14,184)	(11,978)	(6,910)
Net Loss on Discontinued Operations	(28,712)	(20,125)	(8,257)
Net Loss	$(58,622)	$(13,535)	$(11,219)

Weighted Average Common Shares Outstanding
Basic	38,722,340	37,442,680	36,618,919
Diluted	38,722,340	39,796,250	36,618,919

Basic net (loss) earnings per share:
Continuing operations	$(0.77)	$0.18	$(0.08)
Discontinued operations	(0.74)	(0.54)	(0.23)
Basic net loss per share	$(1.51)	$(0.36)	$(0.31)

Diluted net (loss) earnings per share:
Continuing operations	$(0.77)	$0.17	$(0.08)
Discontinued operations	(0.74)	(0.51)	(0.23)
Diluted net loss per share	$(1.51)	$(0.34)	$(0.31)

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

EXHIBIT 99.3

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital (APIC)	(Accumulated Deficit) Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
BALANCE, JANUARY 1, 2013	36,135,542	$36	$292,715	$8,116	$300,867
Net loss	—	—	—	(11,219)	(11,219)
Warrant exercise, net	204,610	—	43	—	43
Option exercise	224,973	—	2,041	—	2,041
Restricted stock issuances	258,250	1	2,816	—	2,817
Restricted stock forfeitures	(55,300)	—	(296)	—	(296)
Equity issued as part of acquisitions	157,655	—	2,027	—	2,027
Stock based compensation	—	—	3,211	—	3,211
BALANCE, DECEMBER 31, 2013	36,925,730	37	302,557	(3,103)	299,491
Net loss	—	—	—	(13,535)	(13,535)
Warrant exercise, net	31,097	—	132	—	132
Option exercise, net	293,795	1	1,355	—	1,356
Restricted stock issuances	279,123	—	3,312	—	3,312
Restricted stock forfeitures	(24,137)	—	(164)	—	(164)
Equity issued as part of acquisitions, net	95,866	—	1,016	—	1,016
Stock based compensation	—	—	3,273	—	3,273
Conversion feature of convertible debt, net of expenses	—	—	22,740	—	22,740
Purchase of capped calls	—	—	(18,403)	—	(18,403)
BALANCE, DECEMBER 31, 2014	37,601,474	38	315,818	(16,638)	299,218
Net loss	—	—	—	(58,622)	(58,622)
Warrant exercise, net	1,503,859	2	4,548	—	4,550
Option exercise, net	73,794	—	(463)	—	(463)
Restricted stock issuances	591,015	—	4,165	—	4,165
Restricted stock forfeitures	(47,800)	—	(283)	—	(283)
Equity issued as part of an acquisition	242,250	—	1,858	—	1,858
Equity canceled related to a previous acquisition	(23,925)	—	(240)	—	(240)
Stock based compensation	—	—	1,642	—	1,642
BALANCE, DECEMBER 31, 2015	39,940,667	$40	$327,045	$(75,260)	$251,825

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

EXHIBIT 99.3

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Net loss	$(58,622)	$(13,535)	$(11,219)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	5,524	6,421	5,731
Depreciation/amortization	19,849	19,623	30,933
Impairment of goodwill	8,000	—	—
Amortization of discount of convertible debt	5,149	2,209	—
Write-off of deferred financing costs	—	1,976	—
Loss on disposal of long-lived assets	1,186	—	20
Non-cash impact of TI earn-out reduction	—	—	(146)
Shortfall (windfall) tax benefit from option exercise	823	(1,044)	(219)
Deferred taxes	22,428	(6,379)	(7,329)
Changes in balance sheet items:
Receivables	1,368	(4,307)	7,587
Inventory	(4,441)	(2,977)	(1,286)
Prepaid expenses	356	(583)	(114)
Income tax receivable	2,827	1,896	(4,283)
Accounts payable	1,341	2,262	184
Accrued expenses	5,134	2,158	(4,262)
Other balance sheet changes	1,336	714	(477)
Net cash provided by operating activities	12,258	8,434	15,120
Cash flows from investing activities:
Acquisitions, net of cash acquired	(20,991)	(2,940)	(6,751)
Purchase of property and equipment	(13,286)	(8,022)	(6,236)
Capitalized software development costs	(456)	(1,489)	(2,716)
Proceeds from sale of equipment	—	—	28
Net cash used in investing activities	(34,733)	(12,451)	(15,675)
Cash flows from financing activities:
Proceeds from issuance of convertible debt	—	149,500	—
Purchase of capped calls	—	(18,403)	—
Issuance cost of convertible senior notes and revolving credit facility	—	(6,446)	—
Proceeds from revolver	—	46,000	60,000
Repayment of debt	—	(131,000)	(64,688)
(Shortfall) windfall tax benefit from option exercise	(823)	1,044	219
Proceeds from option and warrant exercises, net	4,924	443	1,865
Net cash provided by (used in) financing activities	4,101	41,138	(2,604)
Net (decrease) increase in cash and cash equivalents	(18,374)	37,121	(3,159)
Cash and cash equivalents at beginning of period	39,601	2,480	5,639
Cash and cash equivalents at end of period	$21,227	$39,601	$2,480
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,914	$1,734	$3,555
Cash (refunded) paid for taxes	$(3,601)	$84	$2,646
Equity issued for acquisitions, net	$1,618	$1,016	$2,027
Non-cash fixed asset additions	$5,652	$—	$—

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

EXHIBIT 99.3

THE KEYW HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Corporate Organization
The KeyW Holding Corporation (“Holdco”, "KeyW", the "Parent" or the "Company") was incorporated in Maryland in December 2009. Holdco is a holding company and conducts its operations through The KeyW Corporation (“Opco”) and its wholly owned subsidiaries.
As further described in Note 16 - Discontinued Operation, during the second quarter of 2016, the Company sold the Hexis Cyber Solutions, Inc. ("Hexis") business in its entirety. The Hexis business marketed our HawkEye products and related maintenance and services to the commercial cyber sector and comprised our entire former Commercial Cyber Solutions reportable segment. Our Commercial Cyber Solutions segment is reflected in the accompanying consolidated financial statements as a discontinued operation, and all of the financial data in this filing have been recast to present our Commercial Cyber Solutions segment as a discontinued operation for all periods presented.
KeyW is a highly specialized provider of mission-critical cybersecurity, cyber superiority and geospatial intelligence solutions to US Government defense, intelligence and national security agencies and commercial enterprises. Our core capabilities include solutions, services and products to support the collection, processing, analysis, and use of intelligence data and information in the domains of cyberspace and geospace. Our solutions are designed to respond to meet the critical needs for agile intelligence in the cyber age and to assist the US government in national security priorities.
Principles of Consolidation
The consolidated financial statements include the transactions of KeyW, Opco, Hexis and their wholly owned subsidiaries from the date of their acquisition. All intercompany accounts and transactions have been eliminated.
Prior Period Financial Statement Correction of Immaterial Errors, Reclassifications, and Accounting Changes
In 2015, we determined that certain selling general and administrative costs were not properly accounted for and had been capitalized as part of inventory and property and equipment, net. This resulted in an overstatement of inventory and property and equipment, net while understating cumulative historical expenses. Additionally, we identified certain long lived assets that were placed into service during the fourth quarter of 2013, but with respect to which amortization was not recognized until the second quarter of 2014, which resulted in an overstatement of property and equipment, net and an understatement of cumulative historical expenses. We determined that our 2014 accrual for medical self-insurance cost that were incurred but not recorded ("IBNR") was underestimated resulting in an understatement of accrued expense and cumulative historical expenses. We determined that certain software sales from 2014 had not been accounted for properly resulting in an understatement of revenue and receivables. Also we identified an error related to recording a deferred tax liability and the related impact on additional paid in capital in connection with our 2.5% Convertible Senior Notes issued in the third quarter of 2014.
We assessed the materiality of these errors on our financial statements for prior periods in accordance with United States Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 99, Materiality, codified in Accounting Standards Codification ("ASC") 250, Presentation of Financial Statements, and concluded that they were not material to any prior annual or interim periods. However, the aggregate amount of the prior period corrections of immaterial errors in addition to the current year correction of approximately $1.1 million would have been material to the quarterly amounts within our current Consolidated Statements of Operations. Consequently, in accordance with ASC 250 (specifically SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements), we have corrected these errors for all prior years presented by revising the consolidated financial statements and other financial information included herein. We also corrected the timing of immaterial previously recorded out-of-period adjustments and reflected them in the revised prior period financial statements, where applicable. Periods not presented herein will be revised, as applicable, in future filings.
Additionally, as further discussed in "Recently Issued Accounting Pronouncements" below, we adopted the provisions of an accounting standard amendment earlier than required, resulting in the retrospective reclassification of debt issuance costs from other assets to a reduction of long-term debt. The effects on the Consolidated Balance Sheets are included in the information below.

EXHIBIT 99.3

The effects of the revisions and adoption of this accounting standard on our Consolidated Balance Sheet at December 31, 2014 were as follows (also reflects the effect of discontinued operations discussed at Note 16 - Discontinued Operation to the consolidated financial statements):

	December 31, 2014 (in thousands)
	As Originally Reported	Debt Issuance Cost Reclassification	Revisions	As Previously Revised	Effect of Discontinued Operations	As Further Revised
Receivables	$56,961	$—	$44	$57,005	(3,882)	53,123
Inventories, net	14,861	—	(1,486)	13,375	(650)	12,725
Prepaid expenses	3,139	(932)	—	2,207	(451)	1,756
Total current assets	121,391	(932)	(1,442)	119,017	—	119,017
Property and equipment, net	29,341	—	(707)	28,634	(6,862)	21,772
Other assets	5,208	(3,299)	—	1,909	—	1,909
TOTAL ASSETS	473,033	(4,231)	(2,149)	466,653	—	466,653
Accrued expenses	11,497	—	328	11,825	(4,018)	7,807
Accrued salaries & wages	11,648	—	(75)	11,573	(1,590)	9,983
Total current liabilities	33,411	—	253	33,664	—	33,664
Convertible senior notes, net of discount	124,338	(4,231)	—	120,107	—	120,107
Non-current deferred tax liability	4,294	—	2,751	7,045	—	7,045
TOTAL LIABILITIES	168,662	(4,231)	3,004	167,435	—	167,435
The effects of the revisions on our Consolidated Statements of Operations for the years ended December 31, 2014 and 2013 were as follows (also reflects the effect of discontinued operations discussed at Note 16 - Discontinued Operation to the consolidated financial statements):

	Year ended December 31, 2014 (in thousands except per share amounts):
	As Originally Reported	Revisions	As Previously Revised	Effect of Discontinued Operations	As Further Revised
Revenues	290,530	44	290,574	(11,324)	279,250
Gross Profit	95,129	44	95,173	(8,831)	86,342
Operating Expenses	95,155	1,209	96,364	(36,509)	59,855
Operating (Loss) Income	(12,188)	(1,165)	(13,353)	32,103	18,750
(Loss) Earnings before Income Taxes from Continuing Operations	(20,992)	(1,165)	(22,157)	32,103	9,946
Income Tax (Benefit) Expense, net on Continuing Operations	(8,128)	(494)	(8,622)	11,978	3,356
Net (Loss) Income from Continuing Operations	(12,864)	(671)	(13,535)	20,125	6,590
(Loss) Income per Share from Continuing Operations
Basic	(0.34)	(0.02)	(0.36)	0.54	0.18
Diluted	(0.32)	(0.02)	(0.34)	0.51	0.17

EXHIBIT 99.3

	Year ended December 31, 2013 (in thousands except per share amounts):
	As Originally Reported	Revisions	As Previously Revised	Effect of Discontinued Operations	As Further Revised
Revenues	298,732	—	298,732	(9,823)	288,909
Gross Profit	99,512	—	99,512	(7,983)	91,529
Operating Expenses	84,701	969	85,670	(19,025)	66,645
Operating (Loss) Income	(9,847)	(969)	(10,816)	15,167	4,351
Loss before Income Taxes from Continuing Operations	(19,639)	(969)	(20,608)	15,167	(5,441)
Income Tax Benefit, net on Continuing Operations	(9,005)	(384)	(9,389)	6,910	(2,479)
Net (Loss) Income from Continuing Operations	(10,634)	(585)	(11,219)	8,257	(2,962)
(Loss) Income per Share from Continuing Operations
Basic	(0.29)	(0.02)	(0.31)	0.23	(0.08)
Diluted	(0.29)	(0.02)	(0.31)	0.23	(0.08)

The effects of the correction of immaterial errors on our Consolidated Statements of Changes in Stockholders' Equity were as follows (in thousands except per share amounts):

	Additional Paid-In Capital (APIC)	(Accumulated Deficit) Retained Earnings	Total Shareholders’ Equity
As Originally Reported January 1, 2013	$292,715	$8,277	$301,028
Revisions	—	(161)	(161)
As Previously Revised January 1, 2013	$292,715	$8,116	$300,867

As Originally Reported December 31, 2013	$302,557	$(2,357)	$300,237
Revisions	—	(746)	(746)
As Previously Revised December 31, 2013	$302,557	$(3,103)	$299,491

As Originally Reported December 31, 2014	$319,554	$(15,221)	$304,371
Revisions	(3,736)	(1,417)	(5,153)
As Previously Revised December 31, 2014	$315,818	$(16,638)	$299,218

EXHIBIT 99.3

The effects of the correction of immaterial errors on our Consolidated Statements of Cash Flows were as follows (in thousands):

	Year ended December 31, 2014			Year ended December 31, 2013
	As Originally Reported	Revisions	As Previously Revised	As Originally Reported	Revisions	As Previously Revised
Net Loss	$(12,864)	$(671)	$(13,535)	$(10,634)	$(585)	$(11,219)
Depreciation and amortization expense	19,357	266	19,623	30,667	266	30,933
Windfall tax benefit from option exercise	(1,189)	145	(1,044)	(219)	—	(219)
Deferred taxes	(5,545)	(834)	(6,379)	(7,191)	(138)	(7,329)
Receivables	(4,263)	(44)	(4,307)	7,587	—	7,587
Inventory, net	(3,492)	515	(2,977)	(1,989)	703	(1,286)
Income tax receivable	1,556	340	1,896	(4,037)	(246)	(4,283)
Accrued expenses	1,905	253	2,158	(4,262)	—	(4,262)
Net cash provided by operating activities	8,464	(30)	8,434	15,120	—	15,120
Purchase of property and equipment	(8,197)	175	(8,022)	(6,236)	—	(6,236)
Net cash used in investing activities	(12,626)	175	(12,451)	(15,675)	—	(15,675)
Windfall tax benefit from option exercise	1,189	(145)	1,044	219	—	219
Net cash provided by (used in) financing activities	41,283	(145)	41,138	(2,604)	—	(2,604)
Revenue Recognition
We derive the majority of our revenue from time-and-materials, firm-fixed-price, cost-plus-fixed-fee, cost-plus-award-fee contracts and software licensing and maintenance.
Revenues from cost reimbursable contracts are recorded as reimbursable costs are incurred, including an estimated share of the applicable contractual fees earned. For performance-based fees under cost reimbursable contracts, we recognize the relevant portion of the expected fee to be awarded by the client at the time such fee can be reasonably estimated, based on factors such as prior award experience and communications with the client regarding performance. For cost reimbursable contracts with performance-based fee incentives, we recognize the relevant portion of the fee upon customer approval. For time-and-materials contracts, revenue is recognized based on billable rates times hours delivered plus materials and other reimbursable costs incurred. For firm-fixed-price service contracts, revenue is recognized using the proportional performance based on the estimated total costs of the project. For fixed-price production contracts, revenue and cost are recognized at a rate per unit as the units are delivered or by other methods to measure services provided. This method of accounting requires estimating the total revenues and total contract costs of the contract. During the performance of contracts, these estimates are periodically reviewed and revisions are made as required. The impact on revenue and contract profit as a result of these revisions is included in the periods in which the revisions are made. This method can result in the deferral of costs or the deferral of profit on these contracts. Because we assume the risk of performing a fixed-price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or losses on such contracts. Estimated losses on contracts at completion are recognized when identified.
Contract revenue recognition inherently involves estimation. Examples of estimates include the contemplated level of effort to accomplish the tasks under the contract, the cost of the effort, and an ongoing assessment of our progress toward completing the contract. From time to time, as part of our management processes, facts develop that require us to revise our estimated total costs or revenue. To the extent that a revised estimate affects contract profit or revenue previously recognized, we record the cumulative effect of the revision in the period in which the facts requiring the revision become known.
In certain circumstances, and based on correspondence with the end customer, management authorizes work to commence or to continue on a contract option, addition or amendment prior to the signing of formal modifications or amendments. We recognize revenue to the extent it is probable that the formal modifications or amendments will be finalized in a timely manner and that it is probable that the revenue recognized will be collected.
The Company recognizes software licenses, maintenance or related professional services revenue only when there is persuasive evidence of an arrangement, delivery to the customer has occurred, the fee is fixed and determinable and collectability is reasonably

EXHIBIT 99.3

assured.
Revenue from software arrangements is allocated to each element of the arrangement based on the relative fair values of the elements, such as software licenses, upgrades, enhancements, maintenance contract types and type of service delivered, installation or training. The determination of fair value is based on objective evidence that is specific to the vendor (“VSOE”). The Company determines VSOE for each element based on historical stand-alone sales to third parties for the elements contained in the initial agreement. In determining VSOE, the Company requires that a substantial majority of the selling process fall within a fairly narrow pricing range. The Company has established VSOE of fair value for maintenance and professional services. If VSOE of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time as VSOE of fair value exists or until all elements of the arrangement are delivered, except in those circumstances in which the residual method may be used as described below.

Some software products are licensed on a perpetual basis. In addition, the Company provides maintenance under a separate maintenance agreement, typically for twelve months. Maintenance includes technical support and unspecified software upgrades and enhancements if and when available. Revenue from perpetual software licenses is recognized under the relative selling price method, as noted above, for arrangements in which the software is sold with maintenance and/or professional services. When software is licensed on a subscription basis, revenue is recognized ratably over the length of the subscription, typically one to three years.

Software arrangements that also include hardware where the relative hardware and software components are both essential to the functionality are accounted for under ASC 605-25, “Multiple Element Arrangements”. As such, we allocate revenue to each unit of accounting based on an estimated selling price at the arrangement inception. The estimated selling price for each element is based upon the following hierarchy: VSOE of selling price, if available, third-party evidence ("TPE') of selling price if VSOE of selling price is not available, or best estimate of selling price ("BESP") if neither VSOE of selling price nor TPE of selling price are available. The total arrangement consideration is allocated to each separate unit of accounting using the relative estimated selling prices of each unit based on the aforementioned selling price hierarchy. We limit the amount of revenue recognized for delivered elements to an amount that is not contingent upon future delivery of additional products or services or meeting of any specified performance conditions.

To determine the estimated selling price in multiple element arrangements, the Company determines VSOE for each element based on historical stand-alone sales to third parties for the elements contained in the initial agreement, as noted above. If VSOE of selling price cannot be established for a deliverable, we establish TPE of selling price by evaluating similar and interchangeable competitor products or services in standalone arrangements with similarly situated partners. However, as our products contain a significant element of proprietary technology and offer substantially different features and functionality from our competitors, we are unable to obtain comparable pricing of our competitors’ products with similar functionality on a stand-alone basis. Therefore, we have not been able to obtain reliable evidence of TPE of selling price. If neither VSOE nor TPE of selling price can be established for a deliverable, we establish BESP primarily based on our pricing model and our go-to-market strategy.
All revenue is net of intercompany adjustments.
Cost of Revenues
Cost of revenues consists primarily of compensation expenses for program personnel, the fringe benefits associated with this compensation and other direct expenses incurred to complete programs, including cost of materials and subcontract efforts.
Inventories
Inventories are valued at the lower of cost or market. Our inventory consists of specialty products that we manufacture on a limited quantity basis for our customers. As of December 31, 2015 and 2014, we had inventory reserve balances of $0.1 million and $0.2 million respectively, for certain products where the market has not developed as expected.
Accounts Receivable
Accounts receivable are stated at the amount management expects to collect from outstanding balances. Invoice terms range from net 10 days to net 90 days. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance (allowance for doubtful accounts) based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written-off through a charge to the valuation allowance and a credit to accounts receivable. For the years ended December 31, 2015, 2014 and 2013 there were no credits to the valuation allowance.

EXHIBIT 99.3

Property and Equipment
All property and equipment are stated at acquisition cost or in the case of self-constructed assets, the cost of labor and a reasonable allocation of overhead costs (no general and administrative costs are included). The cost of maintenance and repairs, which do not significantly improve or extend the life of the respective assets, are charged to operations as incurred.
Provisions for depreciation and amortization are computed on either a straight-line method or accelerated methods acceptable under accounting principles generally accepted in the United States of America (“US GAAP”) over the estimated useful lives of between 3 and 7 years. Leasehold improvements are amortized over the lesser of the terms of the underlying leases or the estimated useful lives of the assets.
Lease Incentives
As part of entering into certain building leases, the lessors have provided the Company with tenant improvement allowances. Typically, such allowances represent reimbursements to the Company for tenant improvements made to the leased space. These improvements are capitalized as property and equipment, and the allowances are classified as a deferred lease incentive liability. This incentive is considered a reduction of rental expense by the lessee over the term of the lease and is recognized on a straight-line basis over the same term.
Software Development Costs
Costs of internally developed software for resale are expensed until the technological feasibility of the software product has been established. In accordance with the pronouncement on software development costs of the Accounting Standards Codification (“ASC”), software development costs are capitalized and amortized over the product's estimated useful life. As of December 31, 2015 and 2014, we had capitalized $1.9 million and $1.3 million of software development costs, respectively. Capitalized software development costs are amortized using the greater of straight-line method or as a percentage of revenue recognized from the sale of the capitalized software. Due to the products still being under development and not having been placed into service for the years ended December 31, 2015, 2014 and 2013, the Company had no computer software amortization costs.
Long-Lived Assets (Excluding Goodwill)
The Company follows the provisions of FASB ASC topic 360-10-35, Impairment or Disposal of Long-Lived Assets in accounting for long-lived assets such as property and equipment and intangible assets subject to amortization. The guidance requires that long-lived assets be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be fully recoverable. The possibility of impairment exists if the sum of the long-term undiscounted cash flows is less than the carrying amount of the long-lived asset being evaluated. Impairment losses are measured as the difference between the carrying value of long-lived assets and their fair market value based on discounted cash flows of the related assets. Impairment losses are treated as permanent reductions in the carrying amount of the assets. The Company has not recorded any impairments since inception.
Goodwill
Purchase price in excess of the fair value of tangible assets and identifiable intangible assets acquired and liabilities assumed in a business combination is recorded as goodwill. In accordance with FASB ASC Topic 350-20, Goodwill, the Company tests for impairment at least annually. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit. The fair value of each reporting unit is estimated using either qualitative analysis or a combination of income and market approaches. If the carrying amount of the unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any.
Determining the fair value of a reporting unit is a judgment involving significant estimates and assumptions. These estimates and assumptions include revenue growth rates, operating margins and working capital requirements used to calculate projected future cash flows, risk-adjusted discount rates, selected multiples, control premiums and future economic and market conditions. We have based our fair value estimates on assumptions that we believe to be reasonable, but that are unpredictable and inherently uncertain. The Company evaluated goodwill at the beginning of the fourth quarter of fiscal years 2015, 2014 and 2013 and found no impairment to the carrying value of goodwill of either of its reporting units.
Late in the fourth quarter of 2015, management began to evaluate strategic alternatives related to its Commercial Cyber Solutions segment. The Company began exploring the possibility of minority investments into this segment, the sale of the entire segment or the possibility of altering the level of investment going forward. The Company also implemented cost reductions subsequent to December 31, 2015 to reduce the funding required to cover operating losses and further committed to a reduced level of internal funding targeted to a range of $5 million to $7 million for 2016. Management believes these activities represented a triggering event and further believes that it is more likely than not that as a result of these activities and information, which came to light

EXHIBIT 99.3

subsequent to December 31, 2015, relative to indications from prospective parties, that the fair value of the segment had fallen below the carrying value. As such the Company completed a Step 1 analysis of goodwill, which indicated the fair value was lower than the segment’s carrying value. In accordance with ASC 350-20-35-18 management has elected to make an estimate of the goodwill impairment charge as of December 31, 2015, subject to finalizing a Step 2 analysis during the first quarter of 2016. The estimate was based on a number of factors including the estimated fair value of working capital assets, fixed assets, customer relationships, deferred revenue and developed technology as well as relevant market related data. The estimated impairment to goodwill for the Commercial Cyber Solutions segment as of December 31, 2015 is $8.0 million.
Subsequently, during the first quarter of 2016 the Company determined to divest of the Commercial Cyber Solutions segment (see Note 16 - Discontinued Operation). In accordance with applicable accounting guidance for the disposal of long-lived assets, the results of the Commercial Cyber Solutions segment are presented as discontinued operations. As a result, the goodwill attributable to the Commercial Cyber Solutions segment as of December 31, 2015, is excluded from the following table and is reported as part of assets of discontinued operations in the Consolidated Balance Sheets.
A summary of the carrying amount of goodwill attributable to each segment, as well as the changes in such amounts, is as follows (in thousands):

Consolidated
Goodwill as of December 31, 2014	$280,517
Acquisition	16,706
Goodwill as of December 31, 2015	297,223
Intangibles
Intangible assets consist of the value of customer related intangibles acquired in various acquisitions. Intangible assets are amortized on a straight line basis over their estimated useful lives unless the pattern of usage of the benefits indicates an alternative method is more representative. The useful lives of the intangibles range from one to seven years.
Concentrations of Credit Risk
We maintain cash balances that, at times, during the years ended December 31, 2015 and 2014 exceeded the federally insured limit on a per financial institution basis. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash. In addition, we have credit risk associated with our receivables that arise in the ordinary course of business. In excess of 90% of our total revenue is derived from contracts where the end customer is the US Government and any disruption to cash payments from our end customer could put the Company at risk.
Use of Estimates
Management uses estimates and assumptions in preparing these consolidated financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include amortization lives, depreciation lives, percentage of completion revenue, VSOE, TPE, BESP, inventory obsolescence reserves, medical self-insurance IBNR, income taxes and stock compensation expense. Actual results could vary from the estimates that were used.
Cash and Cash Equivalents
We consider all highly liquid investments purchased with original maturities of three months or less, when purchased, to be cash equivalents.
Fair Value of Financial Instruments
The balance sheet includes various financial instruments consisting of cash and cash equivalents, accounts receivable, and accounts payable. The fair values of these instruments approximate the carrying values due to the short maturity of these instruments. The balance sheet also includes our convertible senior notes, the fair value of is estimated using a market approach with Level 2 inputs.
Research and Development
Internally funded research and development expenses are expensed as incurred and are included in cost of operations in the accompanying consolidated statement of operations. In accordance with FASB ASC Topic 730, Research and Development, such costs consist primarily of payroll, materials, subcontractor and an allocation of overhead costs related to product development.

EXHIBIT 99.3

Research and development costs totaled $3.4 million, $4.6 million and $4.3 million for years ended December 31, 2015, 2014 and 2013, respectively, and are included as operating expenses in the consolidated statement of operations.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date. In evaluating our ability to realize our deferred tax assets, we consider all available positive and negative evidence, including cumulative historic earnings, reversal of deferred tax liabilities, projected taxable income, and tax planning strategies. The assumptions utilized in evaluating both positive and negative evidence require the use of significant judgment concerning our business plans surrounding both our Government Solutions segment and our Commercial Solutions segment.
For a tax position that meets the more-likely-than-not recognition threshold, the Company initially and subsequently measures the tax liability or benefit as the largest amount that it judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in the liability for unrecognized tax obligations or benefits and subsequent adjustments as considered appropriate by management. The Company's policy is to record interest and penalties as an increase in the liability for uncertain tax obligations or benefits and a corresponding increase to the income tax provision. No material adjustments were recorded as of December 31, 2015, 2014, or 2013.
Earnings (Loss) per Share
Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the diluted weighted-average common shares outstanding during the period, which reflects the potential dilution of stock options, warrants, and contingently issuable shares that could share in our loss if the securities were exercised.
The following table presents the calculation of basic and diluted net loss per share (in thousands except per share amounts):

	December 31, 2015	December 31, 2014	December 31, 2013
Net (Loss) Income from Continuing Operations	(29,910)	6,590	(2,962)
Loss on Discontinued Operations	$(28,712)	$(20,125)	$(8,257)
Net Loss	$(58,622)	$(13,535)	$(11,219)

Weighted-average shares – basic	38,722	37,443	36,619
Effect of dilutive potential common shares	—	2,353	—
Weighted-average shares – diluted	38,722	39,796	36,619

Net (Loss) Income per share from Continuing Operations – basic	$(0.77)	$0.18	$(0.08)
Net Loss per share from Discontinued Operations – basic	(0.74)	(0.54)	(0.23)
Net Loss per share – basic	$(1.51)	$(0.36)	$(0.31)

Net (Loss) Income per share from Continuing Operations – diluted	$(0.77)	$0.17	$(0.08)
Net Loss per share from Discontinued Operations – diluted	(0.74)	(0.51)	(0.23)
Net Loss per share – diluted	$(1.51)	$(0.34)	$(0.31)

Anti-dilutive share-based awards, excluded	5,281	7,251	7,415
Outstanding Anti-dilutive share-based awards, total	5,281	7,251	7,415
Employee equity share options, restricted shares, and warrants granted by the Company are treated as potential common shares outstanding in computing diluted loss per share. Diluted shares outstanding include the dilutive effect of in-the-money options

EXHIBIT 99.3

and in-the-money warrants and unvested restricted stock. The dilutive effect of such equity awards is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible, are collectively assumed to be used to repurchase shares. As we incurred a net loss for the years ended December 31, 2015, 2014 and 2013, none of the outstanding options or warrants were included in the diluted share calculation as they would have been anti-dilutive.
The Company uses the treasury stock method for calculating any potential dilutive effect of the conversion spread of our Convertible Senior Notes due 2019 (the "Notes") on diluted earnings per share, if applicable. The conversion spread will have a dilutive impact on diluted earnings per share of common stock when the average market price of our common stock for a given period exceeds the Notes' conversion price of $14.83. For the year ended December 31, 2015, approximately 10.1 million shares related the Notes have been excluded from the computation of diluted earnings per share as the effect would be anti-dilutive since the conversion price of the Notes exceeded the average market price of the Company’s common shares for the years ended December 31, 2015 and 2014, and the Company had a net loss for the years ended December 31, 2015 and 2014.
Stock Based Compensation
As discussed in Note 10 - Share-based Compensation, the shareholders approved the 2013 KeyW Holding Corporation Stock Incentive Plan in August 2012. The 2013 Stock Incentive Plan, which took effect on January 1, 2013, replaced the 2009 Stock Incentive Plan. The Company applies the fair value method that requires all share-based payments to employees and non-employee directors, including grants of employee stock options, to be expensed over their requisite service period based on their fair value at the grant date, using a prescribed option-pricing model. The expense recognized is based on the straight-line amortization of each individually vesting piece of a grant. The calculated expense is required to be based upon awards that ultimately vest and we have accordingly reduced the expense by estimated forfeitures.
The following assumptions were used for options granted.
Dividend Yield — The Company has never declared or paid dividends on its common stock and has no plans to do so in the foreseeable future.
Risk-Free Interest Rate — Risk-free interest rate is based on US Treasury zero-coupon issues with a remaining term approximating the expected life of the option term assumed at the date of grant.
Expected Volatility — Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company's expected volatility is based on its historical volatility for a period that approximates the estimated life of the options.
Expected Term of the Options — This is the period of time that the options granted are expected to remain unexercised. The Company estimates the expected life of the option term based on the expected tenure of employees and historical experience.
Forfeiture Rate — The Company estimates the percentage of options granted that are expected to be forfeited or canceled on an annual basis before stock options become fully vested. The Company uses the forfeiture rate that is a blend of past turnover data and a projection of expected results over the following twelve month period based on projected levels of operations and headcount levels at various classification levels with the Company.
Segment Reporting
FASB ASC Section 280, Segment Reporting, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. The guidance also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company defines its reportable segments based on the way the chief operating decision maker ("CODM"), currently its chief executive officer, manages the operations of the Company for allocating resources and assessing performance. The Company has historically operated two segments, Government Solutions and Commercial Cyber Solutions. The Company disposed of the assets and liabilities of its Commercial Cyber Solutions during the second quarter of 2016, (see Note 16 - Discontinued Operation). Therefore, we have also reclassified the results of our Hexis business, which comprised our entire Commercial Cyber Solutions reportable segment, as discontinued operations for all periods presented in our consolidated financial statements and determined that the Company is now operating one reporting segment, Government Solutions.

EXHIBIT 99.3

Recently Issued Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, an accounting pronouncement related to revenue recognition (FASB ASC Topic 606), which amends the guidance in former ASC Topic 605, Revenue Recognition, and provides a single, comprehensive revenue recognition model for all contracts with customers. This standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The entity will recognize revenue to reflect the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This pronouncement is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The FASB also approved permitting early adoption of the standard, but not before January 1, 2017. We are currently evaluating the impact of this pronouncement on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs (FASB ASC Subtopic 835-30). The update requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts. Debt disclosures will include the face amount of the debt liability and the effective interest rate. The update requires retrospective application and represents a change in accounting principle. This pronouncement is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. In August 2015 the FASB issued an amendment, which addresses the presentation and subsequent measurement of debt issuance costs associated with line of credit arrangements. We elected to early adopt this standard for our fiscal year 2015 retrospectively. The impact of this adoption is presented above in "Prior Period Financial Statement Revision, Reclassifications, and Accounting Changes." We continue to present debt issuance costs related to our revolving credit facility as Prepaid expenses and Other assets in the Consolidated Balance Sheets, as allowed under the guidance.

In September 2015, the FASB issued ASU 2015-16, Business Combinations: Simplifying the Accounting for Measurement-Period Adjustments (FASB ASC Topic 805). The update eliminates the current requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. Instead, acquirers must recognize measurement-period adjustments during the period in which they determine the amounts, including the effect on earnings of any amounts they would have recorded in previous periods if the accounting had been completed at the acquisition date. The guidance is effective for annual periods beginning after December 15, 2015, with early adoption permitted. We are currently evaluating the impact of this pronouncement on our consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes, amending the accounting for income taxes and requiring all deferred tax assets and liabilities to be classified as non-current on the consolidated balance sheet.  The ASU is effective for reporting periods beginning after December 15, 2016, with early adoption permitted.  The ASU may be adopted either prospectively or retrospectively.  We are currently evaluating the method of adoption and the impact on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently evaluating the impact of this pronouncement on our consolidated financial statements.

2. ACQUISITIONS
The Company has completed multiple acquisitions since it began operations in August 2008. The acquisitions were made to increase the Company’s skill sets and to create sufficient critical mass to be able to serve as prime contractor on significant contracts. Most of the acquisitions resulted in the Company recording goodwill and other intangibles. The goodwill was primarily a result of the acquisitions focusing on acquiring cleared personnel to expand our presence with our main customers. The value of having that personnel generated the majority of the goodwill from the transactions and drove much of the purchase price in addition to other identified intangibles including contracts, customer relationships, contract rights and intellectual property. Several of the acquisitions involved issuance of Company common stock. The stock price for acquisition accounting was determined by the fair value on the acquisition date.
Details of the acquisitions completed since January 1, 2014 are outlined below:
During the first and second quarters of 2015, the Company acquired Milestone Intelligence Group, Inc. ("Milestone"), Ponte Technologies, LLC ("Ponte Tech") and certain assets of Innovative Engineering Solutions, Inc. in three separate transactions. The

EXHIBIT 99.3

total consideration paid for these three acquisitions was $21.4 million in cash and 242,250 shares of KeyW stock valued at $1.9 million. These acquisitions individually and combined are not considered material to the financial results of KeyW.
The total purchase price paid for the acquisitions described above have been allocated as follows (in thousands):

2015 Acquisitions

Cash	$643
Current assets, net of cash acquired	1,533
Fixed assets	155
Intangibles	5,059
Goodwill	16,706
Total Assets Acquired	24,096
Current liabilities	844
Total Liabilities Assumed	844
Net Assets Acquired	$23,252
Net Cash Paid	$20,751
Equity Issued	1,858
Actual Cash Paid	$21,394
All acquisitions were accounted for using the acquisition method of accounting. Results of operations for each acquired entity are included in the consolidated financial statements from the date of each acquisition.
Pro forma income statements are not presented for 2015 and 2014 as there have been no material acquisitions during the twelve months ended December 31, 2015 or 2014.
3. FAIR VALUE MEASUREMENTS
The fair value hierarchy prioritizes the inputs to valuation techniques used to measure the fair value of financial assets and liabilities on a recurring basis into three broad levels:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities the Company has the ability to access.

Level 2	Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	Inputs are unobservable for the asset or liability and rely on management’s own assumptions about what market participants would use in pricing the asset or liability.
At December 31, 2015 and 2014, we did not have any assets or liabilities recorded at fair value on a recurring basis that would require disclosure based on the fair value hierarchy of valuation techniques.
4. RECEIVABLES
Receivables consist of the following:

	(In thousands)
Receivables	December 31, 2015	December 31, 2014
Billed Receivables	$36,278	$31,185
Unbilled Receivables	16,833	21,938
Total Receivables	$53,111	$53,123

EXHIBIT 99.3

Unbilled amounts represent revenue recognized which could not be billed by the period end based on contract terms. The majority of the unbilled amounts were billed subsequent to period end. Retainages typically exist at the end of a project and/or if there is a disputed item on an invoice received by a customer. At December 31, 2015 and 2014, retained amounts are insignificant and are expected to be collected subsequent to the balance sheet date.
Most of the Company's revenues are derived from contracts with the US Government, in which we are either the prime contractor or a subcontractor, depending on the award.
5. INVENTORIES
Inventories at December 31, 2015 and 2014, consisted of work in process at various stages of production and finished goods. This inventory, which consists primarily of mobile communications devices, aeroptic cameras and radars, are valued at the lower of cost or market. The cost of the work in process consists of materials put into production, the cost of labor and an allocation of overhead costs. At December 31, 2015 and 2014, we had reserved $0.1 million and $0.2 million respectively, for certain inventory items where the market has not developed as expected.

Activity in our Inventory Reserve is as follows (In Thousands):
Balance - January 1, 2014	$—
Additions	628
Write-offs	(457)
Balance - December 31, 2014	171
Additions	1,110
Write-offs	(1,210)
Balance - December 31, 2015	$71
6. PREPAID EXPENSES
Prepaid expenses at December 31, 2015 and 2014, primarily consist of prepaid insurance, deferred financing costs related to the revolving credit facility and software licenses.
7. PROPERTY AND EQUIPMENT
Property and equipment are as follows:

	(In thousands)
Property and Equipment	December 31, 2015	December 31, 2014
Aircraft	$11,296	$10,490
Leasehold	22,469	15,381
Manufacturing Equipment	5,452	4,155
Software Development Costs	1,942	1,314
Office Equipment	10,967	8,364
Total	52,126	39,704
Accumulated Depreciation	(23,376)	(17,932)
Property and Equipment, net	$28,750	$21,772
Depreciation and amortization expense charged to operations was $5.9 million, $5.3 million, and $5.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

EXHIBIT 99.3

8. AMORTIZATION OF INTANGIBLE ASSETS
The following tables summarize the components of gross and net intangible asset balances for the acquisitions noted below. Intangible assets that have been fully amortized as of the respective tables balance sheet dates have not been included below.

	December 31, 2015 (In thousands)
Acquisition	Intangible	Gross Book Value	Accumulated Amortization	Net Book Value
Poole	Contract rights	$20,914	$13,595	$7,319
Milestone	Contracts	2,170	693	1,477
Innovative Engineering Solutions	Contracts	1,225	289	936
Ponte Tech	Customer Relationships	1,664	439	1,225
		$25,973	$15,016	$10,957

	December 31, 2014 (In thousands)
Acquisition	Intangible	Gross Book Value	Accumulated Amortization	Net Book Value
Everest	Contracts	$4,690	$3,830	$860
FASI	Contracts	2,775	2,544	231
Poole	Contract rights	20,914	9,412	11,502
Dilijent	Intellectual Property	1,000	694	306
IDEAL	Contracts	2,056	1,970	86
		$31,435	$18,450	$12,985

Estimated future intangible amortization expense by year as of December 31, 2015, (In thousands):
2016	2017	2018
$5,869	$4,823	$265
The Company recorded amortization expense of $7.1 million, $7.7 million, and $20.5 million for the years ended December 31, 2015, 2014, and 2013, respectively. As of December 31, 2015, the remaining weighted-average amortization period for acquired intangible assets is 1.8 years.
9. DEBT
2.5% Convertible Senior Notes
In July 2014, the Company issued $130.0 million aggregate principal amount of Notes in an underwritten public offering. The Company granted an option to the underwriters to purchase up to an additional $19.5 million aggregate principal amount of Notes, which was subsequently exercised in full in August 2014, resulting in a total issuance of $149.5 million aggregate principal amount of Notes. The Notes bear interest at a rate of 2.50% per annum on the principal amount, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2015, to holders of record at the close of business on the preceding January 1 and July 1, respectively. The Notes mature on July 15, 2019, unless earlier repurchased or converted. The Company may not redeem the Notes prior to their stated maturity date.

Holders of the Notes may convert their notes at their option under the following circumstances: (i) during any calendar quarter commencing after the calendar quarter ending September 30, 2014, if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price for the Notes on each applicable trading day; (ii) during the five business day period immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of that period was less than 98% of the product of the last reported sale price of Company’s common stock and the conversion rate for the Notes for each such trading day; or (iii) upon the occurrence of specified corporate events. On and after January 15, 2019, holders may convert their Notes at any time, regardless of the foregoing circumstances.

Upon conversion, the Company will settle the Notes in cash, shares of Company common stock or a combination of cash and shares of Company common stock, at the Company’s election. The Notes have an initial conversion rate of 67.41 shares of common

EXHIBIT 99.3

stock per $1,000 principal amount of the Notes, which is equal to an initial conversion price of approximately $14.83 per common share. The conversion price is subject to adjustments upon the occurrence of certain specified events.

In addition, upon the occurrence of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase the Notes at a purchase price of 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date.

The Company incurred approximately $5.7 million of debt issuance costs during the third quarter of 2014 as a result of issuing the Notes. Of the approximately $5.7 million incurred, the Company recorded $4.6 million and $1.1 million to deferred financing costs and additional paid-in capital, respectively, in proportion to the allocation of the proceeds of the Notes as discussed below. The Company is amortizing the deferred financing costs over the contractual term of the Notes using the effective interest method.

The Company used the net proceeds from the Notes to repay the outstanding balances under the credit facility the Company entered into in 2012, (the "2012 Credit Agreement"). Net proceeds also will be used for working capital, capital expenditures and other general corporate purposes, including potential acquisitions.

The Company allocated the $149.5 million proceeds from the issuance of the Notes between long-term debt, the liability component, and additional paid-in-capital, the equity component, in the amounts of $122.1 million and $27.4 million, respectively. The initial value of the liability component was measured using the nonconvertible debt interest rate. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the face value of the Notes. Since the Company must still settle the Notes at face value at or prior to maturity, the Company will accrete the liability component to its face value resulting in additional non-cash interest expense being recognized in the Company’s consolidated statements of operations while the Notes remain outstanding. The equity component is not remeasured as long as it continues to meet the conditions for equity classification.

As of December 31, 2015, the outstanding principal of the Notes was $149.5 million, the unamortized debt discount was $20.0 million, the unamortized deferred financing costs were $3.3 million and the carrying amount of the liability component was $126.2 million, which was recorded as long-term debt within the Company’s consolidated balance sheet. As of December 31, 2015, the fair value of the liability component relating to the Notes, based on a market approach, was approximately $130.9 million and represents a Level 2 valuation.

During the twelve months ended December 31, 2015, the Company recognized $9.8 million of interest expense relating to the Notes, which included $5.1 million for noncash interest expense relating to the debt discount and $0.9 million relating to amortization of deferred financing costs. During the twelve months ended December 31, 2014, the Company recognized $4.3 million of interest expense relating to the Notes, which included $2.2 million for noncash interest expense relating to the debt discount and $0.4 million relating to amortization of deferred financing costs. The Company is estimated to incur $0.9 million, $0.9 million, $0.9 million and $0.5 million in future amortization of deferred financing costs for the subsequent years ending December 31, 2016 - 2019 respectively.

Capped Call
During 2014 in conjunction with the issuance of the Notes, the Company paid approximately $18.4 million to enter into capped call transactions with respect to its common shares, (the "Capped Call Transactions"), with certain financial institutions. The Capped Call Transactions generally are expected to reduce the potential dilution to the Company's common stock upon conversion of the Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of any converted Notes, as the case may be, in the event that the market price of the common stock is greater than the strike price of the Capped Call Transactions, initially set at $14.83, with such reduction of potential dilution subject to a cap based on the cap price, which is initially set at $19.38. The strike price and cap price are subject to anti-dilution adjustments under the terms of the Capped Call Transactions. As a result of the Capped Call Transactions, the Company reduced additional paid-in capital by $18.4 million during 2014.

2014 Revolving Credit Facility
In July 2014, the Company, as a guarantor, entered into a senior credit agreement, (the “2014 Credit Agreement”), by and among itself, the KeyW Corporation, as the borrower (the “Borrower”), the domestic direct and indirect subsidiary guarantors of KeyW (the “Subsidiary Guarantors”)) with certain financial institutions. The 2014 Credit Agreement provides the Company a $42.5 million revolving credit facility (the "2014 Revolver"). The 2014 Revolver includes a swing line loan commitment of up to $10 million and a letter of credit facility of up to $15 million. The 2014 Revolver is secured by a security interest and lien on substantially all of the Company’s, the Borrower’s and the Subsidiary Guarantors’ assets including a pledge of one hundred percent of the equity securities of the Borrower and the Subsidiary Guarantors.

EXHIBIT 99.3

The Company is required to comply with certain financial covenants contained in the 2014 Credit Agreement. As of December 31, 2015, the Company was in compliance with all covenants under the Credit Agreement.

Borrowings under the 2014 Credit Agreement bear interest at a rate equal to an applicable rate plus, at the Company’s option, either (a) adjusted LIBOR or (b) a base rate. The Company is required to pay a facility fee to the Lenders for any unused commitments and customary letter of credit fees.

The 2014 Revolver will mature on the earlier to occur of (i) the fifth anniversary of the closing of the 2014 Credit Agreement, and (ii) the date that is 180 days prior to the maturity date of the Notes unless the Notes are converted into equity, repaid, refinanced or otherwise satisfied on terms permitted under the 2014 Credit Agreement. The Company may voluntarily repay outstanding loans under the 2014 Revolver at any time without premium or penalty, subject to customary fees in the case of prepayment of LIBOR based loans.

In February 2016, the Company amended the 2014 Credit Agreement by adjusting the minimum cash interest coverage ratio covenant effective for the quarters ended December 31,  2015, and March 31, 2016 and increasing the applicable interest rates with respect to the Credit Agreement’s consolidated senior secured leverage ratio pricing tiers. The amendment permanently decreases the amount available under the revolver to $20.0 million. At December 31, 2015, we were in compliance with all of our debt covenants under the 2014 Credit Agreement.

2012 Credit Facility
In the fourth quarter of 2012, the Company entered into a the 2012 Credit Agreement, which included a $70 million term loan, a $50 million revolver and an accordion feature allowing for an additional $35 million in borrowing. The 2012 Credit Agreement was a five year, multi-bank agreement with the Royal Bank of Canada, as administrative agent. In connection with entering into the 2012 Credit Facility the Company incurred $3.2 million in financing costs. These financing costs were being amortized using the effective interest rate method over a five year period, the expected life of the related debt. In July of 2014 in connection with issuing the Notes the Company terminated, satisfied, and discharged all of its obligations under the 2012 Credit Agreement. Interest expense recorded under the credit facilities was $4.5 million and $3.5 million during 2014 and 2013, respectively. The Company recognized $0.4 million and $0.6 million in amortization expense relating to deferred financing costs for the twelve months ended December 31, 2014 and 2013, which was included as part of interest expense. In July 2014 as a result of the termination of the 2012 Credit Agreement, the Company wrote off $2.0 million of unamortized deferred financing costs, which were included as part of interest expense.
10. SHARE-BASED COMPENSATION
At December 31, 2015, KeyW had stock-based compensation awards outstanding under the following plans: The 2008 Stock Incentive Plan ("2008 Plan"), The 2009 Stock Incentive Plan ("2009 Plan") and The 2013 Stock Incentive Plan ("2013 Plan").

On August 15, 2012, the shareholders approved the 2013 KeyW Holding Corporation Stock Incentive Plan. The 2013 plan, which took effect on January 1, 2013, replaced the 2009 plan and provides for the issuance of additional restricted stock, stock options, and restricted stock units. Pursuant to an amendment approved by the Company’s shareholders on August 12, 2015, the number of shares available for issuance under the 2013 Plan was increased by 700,000 shares to a maximum of 2,700,000 shares.
Stock Options
The Company generally issues stock option awards that vest over varying periods, ranging from three to five years, and have a ten-year life. We estimate the fair value of stock options using the Black-Scholes option-pricing model. We use historical data to determine volatility of our stock. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards. All option awards terminate within ninety days or sooner after termination of service with the Company except as provided in certain circumstances with regard to our senior executive employment agreements.
No stock options were granted during 2015. The option grants during 2014 and 2013 consist of options issued to new hires, employees acquired through acquisitions, board members and discretionary awards. All equity issuances have an exercise price at market value or higher based upon our publicly-traded share price on the date of grant.

EXHIBIT 99.3

The Black-Scholes model requires certain inputs related to dividend yield, risk-free interest rate, expected volatility and forfeitures in order to price the option values. During 2014 and 2013 our assumptions related to these inputs were as follows:

	2014	2013
Dividend yield	—%	—%
Risk-free interest rate	1.47% - 1.66%	0.65% - 1.75%
Expected volatility	36.35% - 48.65%	29.54% - 51.37%
Forfeitures	11.00% - 37.00%	11.00% - 39.00%
A summary of stock option activity is as follows:

	Number of Shares	Option Exercise Price	Weighted- Average Exercise Price
Options Outstanding 01/01/2013	3,186,414
Options Exercisable 01/01/2013	1,543,284
Granted	512,700	$11.18 - $16.08	$12.18
Exercised	(224,973)	$5.00 - $14.57	$8.10
Forfeited	(392,467)	$5.00 - $16.08	$11.94
Options Outstanding 12/31/2013	3,081,674
Options Exercisable 12/31/2013	1,911,565
Granted	645,670	$13.16 - $17.71	$17.10
Exercised	(501,400)	$5.00 - $14.88	$8.19
Forfeited	(277,070)	$5.00 - $17.11	$13.52
Options Outstanding 12/31/2014	2,948,874
Options Exercisable 12/31/2014	1,934,215
Granted	—	—	—
Exercised	(139,270)	$5.00 - $10.00	$5.65
Forfeited	(476,715)	$5.50 - $17.11	$13.00
Options Outstanding 12/31/2015	2,332,889
Options Exercisable 12/31/2015	1,965,633
As of December 31, 2015, outstanding stock options were as follows:

Exercise Price	Options Outstanding	Intrinsic Value	Options Vested	Intrinsic Value	Weighted-Average Remaining Life (Years)
$5.00 - $5.50	341,950	$215,639	341,950	$215,369	3.59
$6.90 - $7.66	258,448	—	258,448	—	6.08
$7.96 - $8.14	69,250	—	69,250	—	5.87
$9.17 - $10.98	188,388	—	188,388	—	5.24
$11.18 - $11.99	245,750	—	205,113	—	6.34
$12.28 - $12.97	384,473	—	314,755	—	6.77
$13.00 - $13.48	155,686	—	135,121	—	7.15
$14.03 - $14.88	225,674	—	219,779	—	5.24
$16.08 - $17.71	463,270	—	232,829	—	8.09
	2,332,889	$215,639	1,965,633	$215,369

EXHIBIT 99.3

EQUITY UNDER THE 2013 STOCK INCENTIVE PLAN
Total equity available to issue	2,700,000
Total equity outstanding or exercised	1,708,010
Total equity remaining	991,990
Restricted Stock Awards
During 2015, the Company issued a total of 491,015 shares of restricted stock under the 2013 Plan. The Company issued 344,415 shares of restricted common stock to existing employees under the long-term incentive plan, 48,000 shares of restricted common stock to board members, 60,750 shares of restricted common stock to new employees and 37,850 shares of restricted common stock to existing employees as discretionary awards. The expense for these shares will be recognized over the vesting life of each individual tranche of shares based upon the fair value of a share of stock at the date of grant. All of the above shares cliff vest in three years. All restricted stock awards have no exercise price.

During 2014, the Company issued restricted stock for employee incentive plans and new hires. The Company issued 153,580 shares of restricted common stock to existing employees under the long-term incentive plan and an additional 21,000 shares of restricted common stock to board members. The Company also issued 77,205 shares of restricted common stock to new hires. An additional 27,338 shares were issued to existing employees as discretionary awards. The expense for these shares will be recognized over the vesting life of each individual tranche of shares based upon the fair value of a share of stock at the date of grant. All of the above shares cliff vest in three years. All restricted stock awards have no exercise price.

A summary of the outstanding unvested restricted stock awards is as follows:

Unvested Shares
Outstanding 01/01/2013	452,583
Granted	258,250
Vested	(52,033)
Forfeited	(55,300)
Outstanding 12/31/2013	603,500
Granted	279,123
Vested	(171,481)
Forfeited	(24,137)
Outstanding 12/31/2014	687,005
Granted	591,015
Vested	(270,487)
Forfeited	(47,800)
Outstanding 12/31/2015	959,733
2015 CEO Grant
In October 2015, pursuant to the commencement of William J. Weber’s employment as our CEO, and in accordance with the terms of the Employment Agreement, we issued Mr. Weber (i) 100,000 restricted shares of the Company’s common stock as a sign-on inducement, and (ii) the right to acquire 400,000 shares of our common stock as a long-term incentive inducement. Mr. Weber's sign-on inducement and long-term incentive rights were granted outside the 2013 Plan, in accordance with Section 4(2) of the Securities Act of 1933.

Mr. Weber’s sign-on shares will vest as follows: (i) 50,000 shares on October 1, 2016; (ii) 25,000 shares on October 1, 2018, and (iii) 25,000 shares on October 1, 2019.

The long-term incentive shares will be subject to a two-year holding period following the grant date. The granting and vesting of the above-described inducement shares will be contingent upon Mr. Weber’s continued employment with KeyW, subject to acceleration upon certain events. Mr. Weber's long-term incentive grant consists of four vesting tranches, which will vest at any

EXHIBIT 99.3

time prior to the fifth anniversary of October 1, 2015 (“the Commencement Date”) the closing market price of the Company’s common stock over any 30 consecutive trading days is at or greater than the target price, set forth in the table below.

Target Price Per Share	Long-Term Incentive Shares
$13.00	50,000
$16.00	50,000
$20.00	100,000
$25.00	100,000
$30.00	100,000

We measured the fair value of the CEO's long-term incentive grant using a Monte Carlo simulation approach with the following assumptions: risk-free interest rate of 1.67%, weighted-average derived service period of 4.7 years, expected volatility of 59.8% and dividend yield of 0%. The weighted-average grant-date fair value of this grant is $2.96 per share. The expense for this grant will be recognized over the derived service period of each individual tranche.
All stock based compensation has been recorded as part of operating expenses. Accounting standards require forfeitures to be estimated at the time an award is granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeiture estimates are disclosed in the information with respect to the option grants. For the periods ended December 31, 2015, 2014, and 2013 share-based compensation expense is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. The Company recorded total stock compensation expense of $5.5 million, $6.4 million and $5.7 million for the years ended December 31, 2015, 2014, and 2013, respectively. The total unrecognized stock compensation expense at December 31, 2015 is approximately $6.5 million, which will be recognized over the next five years.
As a result of the June 2015 death of Len Moodispaw, our former Chairman and CEO, and in accordance with his equity grant agreements, all of his unvested equity grants immediately vested. As such the corresponding unrecognized stock compensation expense of $0.9 million, was recorded during the second quarter of 2015.
Employee Stock Purchase Plan
Effective January 1, 2011, the Company offered an Employee Stock Purchase Plan (“ESPP”) to employees. Under the terms of the ESPP, employees may purchase up to 1,000 shares of common stock per quarter at a 15% discount to the market price on the last trading day of the quarter. The Company has elected to use open market purchases for all shares issued under the ESPP. In 2015, 2014 and 2013 the Company recognized expense of $0.3 million, $0.4 million and $0.2 million, respectively, under the plan.
11. WARRANTS
During 2015, warrant holders exercised 1,750,841 warrants, with 1,137,500 exercised for cash and 613,341 exercised cashlessly. The 1,137,500 warrants exercised for cash were exercised at $4.00 per shares. The total cash received from these exercises was $4,550,000. Under our warrant agreements, warrants may also be exercised cashlessly based on the average price of the Company's common stock for the 5 days prior to exercise. Under this methodology the warrants that were exercised cashlessly were exchanged for 366,359 shares of the Company's common stock.

During 2014, warrant holders exercised 31,830 warrants, with 29,550 exercised for cash and 2,280 exercised cashlessly. The warrants exercised for cash consisted of 20,000 warrants exercised at $4.00 per share and 9,550 warrants exercised at $5.50 per share. The total cash received from these exercises was $133,000. Under our warrant agreements, warrants may be exercised cashlessly based on the average price of the Company's common stock for the 5 trading days prior to exercise. Under this methodology the warrants that were exercised cashlessly were exchanged for 1,547 shares of the Company's common stock.

During 2013, warrant holders exercised 304,455 warrants, with 9,000 exercised for cash and 295,455 exercised cashlessly. The warrants exercised for cash consisted of 4,000 warrants exercised at $4.00 per share and 5,000 warrants exercised at $5.50 per share. The total cash received from these exercises was $43,500. Under our warrant agreements, warrants may also be exercised cashlessly based on the average price of the Company's common stock for the 5 trading days prior to exercise. Under this methodology the warrants that were exercised cashlessly were exchanged for 195,610 shares of the Company's common stock.
As of December 31, 2015, outstanding warrants were as follows:

EXHIBIT 99.3

Exercise Price	Warrants Outstanding	Warrants Vested	Weighted-Average Remaining Life (Years)
$5.50	2,179,904	2,179,904	0.38
$9.25	210,000	210,000	1.21
$12.65	158,116	158,116	3.90
	2,548,020	2,548,020
12. COMMITMENTS AND CONTINGENCIES
The Company leases certain office equipment and operating facilities under non-cancellable operating leases that expire at various dates through 2025. Certain leases contain renewal options. Rental payments on certain leases are subject to annual increases based on escalation clauses and increases in the lessor's operating expenses. For the leases that require fixed rental escalations during their lease terms, rent expense is recognized on a straight-line basis resulting in deferred rent. The deferred rent included in other liabilities both current and non-current totaled $13.3 million and $7.5 million at December 31, 2015 and 2014, respectively, of which $10.7 million and $6.2 million related to the lease incentive liability at December 31, 2015 and 2014, respectively. Total net lease expense was $7.1 million, $5.7 million and $5.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.
The schedule below shows the future minimum lease payments required under our operating leases as of December 31, 2015.

	(In Thousands)
Type	2016	2017	2018	2019	2020	Thereafter
Facilities/Office space	$8,801	$8,890	$8,252	$7,249	$7,158	$21,110
Office equipment	81	58	42	—	—	—
Operating Leases	$8,882	$8,948	$8,294	$7,249	$7,158	$21,110
The Company has entered into employment agreements with several executives providing for certain salary levels, severance and change of control provisions through the term of the agreements expiring in February 2017.
In the normal course of business, the Company is involved in various legal matters. It is the opinion of management that none of the current legal matters would have a material adverse effect on the Company's financial statements.
13. RETIREMENT PLANS
The Company currently has one qualified defined contribution retirement plan. The KeyW Corporation Employee 401(k) Plan (KeyW Plan), which includes a contributory match 401(k) feature for KeyW employees. As of January 1, 2010, the KeyW Plan calls for an employer matching contribution of up to 10% of eligible compensation. Total authorized contributions under the matching contribution feature of the KeyW Plan were $11.3 million, $9.7 million and $10.4 million, in 2015, 2014 and 2013, respectively. There were no discretionary contributions during these periods.
14. INCOME TAX PROVISION
Applicable income tax expense (benefit) provision on continuing operations is as follows:

	(In thousands)
	2015	2014	2013
Current:
Federal	$—	$(2,343)	$(1,842)
State	(7)	155	1
	(7)	(2,188)	(1,841)
Deferred	35,789	5,544	(638)
Total provision for income taxes	$35,782	$3,356	$(2,479)

EXHIBIT 99.3

Deferred income taxes are provided for temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. At December 31, 2015 and 2014, the net deferred tax liability was $27.9 million and $4.2 million respectively.
Deferred tax assets and liabilities, shown as the sum of the appropriate tax effect for each significant type of temporary differences as of December 31, 2015 and 2014, are as follows:

	(In thousands)
	2015 Deferred Tax		2014 Deferred Tax
	Asset	Liability	Asset	Liability
Net operating loss	$19,526	$—	$9,738	$—
Accrued compensation	2,156	—	2,541	—
Stock based compensation	5,822	—	5,560	—
Tenant improvement allowance	287	—	322	—
Inventory reserves	398	—	227	—
Other deferred tax assets	1,751	—	998	—
Tax credits	1,676	—	1,514	—
Other deferred tax liabilities	—	(294)	—	—
Convertible Debt	—	(2,495)	—	(3,268)
Deferred revenue – current	—	(988)	—	(375)
Prepaid expenses	—	(168)	—	(63)
Depreciation	—	(975)	—	(1,610)
Intangible assets amortization – Definite Lived	8,450	—	5,681	—
Intangible assets amortization – Indefinite Lived	—	(28,864)	—	(25,127)
Internally developed software	—	(1,582)	—	(1,126)
Capitalized R&D 59(e)	695	—	821	—
Less: Valuation Allowance	(33,249)	—	—	—
	$7,512	(35,366)	$27,402	(31,569)
Net deferred liability		$(27,854)		$(4,167)
The Company has recorded a deferred tax asset reflecting the benefit of $45.6 million of federal net operating loss carry-forwards, $2.0 million of federal tax credits for research and development and alternative minimum tax, as well as $65.8 million of state net operating loss carry-forwards, and $0.1 million of state tax credits for research and development. In connection with the acquisition of Sensage, a portion of the net operating loss carryforward is limited under section 382 of the Internal Revenue Code. The annual limitation is equal to approximately $1.7 million and the total net operating loss available for use during the carryforward period is $18.5 million. Deferred tax assets are set to expire between 2016 and 2035.
As a result of certain realization requirements of ASC 718, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2014 that arose directly from tax deductions related to equity compensation greater than compensation recognized for financial reporting. Equity will be increased by $0.4 million and $0.1 million for federal and state purposes respectively if and when such deferred tax assets are ultimately realized. The Company uses tax law ordering when determining when excess tax benefits have been realized.
The Company has generated three years of pretax losses due to losses generated in its Commercial Cyber Solutions segment relating to the build out of its Hexis G platform. Management has reviewed both positive and negative evidence and weighted this evidence to determine the realization of its deferred tax assets. A significant portion of the negative evidence considered included the cumulative three year losses identified above and the inability to carryback 2014 and 2015 tax losses to recover taxes previously paid given all amounts have been recovered. As a result of a cumulative negative weighting, management believed during 2015 that it was more likely than not the Company’s deferred tax assets will not be realized and recorded a valuation allowance on these assets. The valuation allowance recorded in the amount of $33.2 million did not include the reversal of the deferred tax liability associated with indefinite lived intangibles due to the nature of the underlying assets. The Company’s deferred tax assets will be evaluated in subsequent reporting periods by management using weighted current and future positive and negative evidence to determine if a change in the valuation allowance is required.

EXHIBIT 99.3

The net deferred tax liabilities shown on the balance sheet as of December 31, 2015 and 2014, are as follows:

	(In thousands)
	2015	2014
Deferred taxes – current liability	$(1,450)	$(437)
Deferred taxes – long term liability	(33,916)	(31,132)
Deferred taxes – current assets	486	3,315
Deferred taxes – long term assets	7,026	24,087
Net Deferred Tax Liability	$(27,854)	$(4,167)
A reconciliation of the difference between the statutory federal income tax rate and the effective tax rate for the Company's continuing operations for the years ended December 31, 2015, 2014 and 2013 is as follows:

	Percent of Pre-tax Income
	2015	2014	2013
Tax computed at statutory rate	35.0%	35.0%	35.0%
State income taxes net of federal income tax benefit	5.9%	1.2%	13.5%
Meals and entertainment – non-deductible	3.4%	1.4%	(2.9)%
Non-deductible acquisition costs	1.1%	—%	(1.1)%
ESPP Expense	1.4%	0.8%	(0.9)%
Other permanent items	(1.0)%	(0.2)%	(1.2)%
Provision to return	1.2%	(0.7)%	(0.5)%
Tax credits	(3.8)%	(3.8)%	3.7%
Goodwill Impairment	—%	—%	—%
Valuation Allowance	566.2%	—%	—%
Effective tax rate	609.4%	33.7%	45.6%
The Company recognizes the benefit of an income tax position only if it is more likely than not (greater than 50%) that the tax position will be sustained upon tax examination, based solely on the technical merits of the tax position. Otherwise, no benefit can be recognized. Additionally, companies are required to accrue interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws.
The following table represents a reconciliation of the Company's total unrecognized tax benefits balance for the year ended December 31, 2015:

(In thousands)
Activity
January 1, 2015	$408
Increases as a result of tax positions taken in a prior period	25
Increases as a result of tax positions taken during the current period	50
December 31, 2015	$483
The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are deemed immaterial and are not included in the above table or within the financial statements.

EXHIBIT 99.3

As of December 31, 2015, the following tax years remained subject to examination by the major tax jurisdictions indicated:

Major Jurisdictions	Open Years
United States	2011 through 2014
California	2011 through 2014
Maryland	2010 through 2014
Massachusetts	2012 through 2014
Virginia	2012 through 2014
During the year ended December 31, 2015, the Internal Revenue Service (‘IRS’) initiated an audit of the Company's Federal returns for the years ended December 31, 2013 and 2014. Management has reviewed its ASC 740-10 (‘FIN 48’) positions and does not believe it is reasonably possible that its unrecognized tax benefits would materially change in the next twelve months. If an issue addressed during the IRS audit is resolved in a manner inconsistent with Management expectations, the Company would adjust its net operating loss carryback and reduce its 2014 net operating loss carryforward. The Company expects the IRS review to be completed during 2016.
15. SEGMENT INFORMATION
Prior to the sale of the Hexis Cyber Solutions product lines during the second quarter of 2016, the Company had two reportable segments consisting of Government Solutions and Commercial Cyber Solutions. Subsequent to the sale of the Hexis Cyber Solutions product lines the Company has only one reportable segment, Government Solutions.
The Company, primarily, provides information solutions and services to national and military intelligence agencies. Substantially all of the Company’s revenues and tangible long-lived assets are generated by or located in the United States. As such, financial information by geographic location is not presented.

Customers
For the years ended December 31, 2015, 2014 and 2013 we earned approximately 94%, 91% and 93%, respectively, of our revenue from prime contracts with the U.S. Government or subcontracts with other contractors engaged in work for the U.S. Government. The percentage of total revenue by customer sector was a follows:

	Year Ended
	December 31, 2015	December 31, 2014	December 31, 2013

Department of Defense	87%	70%	73%
Other intelligence agencies and law enforcement	6%	21%	20%
Commercial and other	7%	9%	7%
16. DISCONTINUED OPERATIONS
During the first quarter of fiscal year 2016, the Company committed to a plan to sell the Hexis business in its entirety. The Hexis business marketed our HawkEye products and related maintenance and services to the commercial cyber sector and comprised our entire former Commercial Cyber Solutions reportable segment. During the second quarter of 2016, the sale of the Hexis Cyber Solutions product lines resulted in a pre-tax loss of approximately $5.5 million. This loss reflects the difference between the consideration received for Hexis and the net carrying value of the business less transaction costs.
We further note that from inception of the Hexis business through our decision to sell the business, we had been a relatively new participant in the commercial cyber security market. Accordingly, the Hexis business had historically required a significant amount of investment of the Company’s resources. The business has historically incurred losses and was expected to continue to include losses until we gained sufficient traction within the marketplace. Following completion of the sale of the Hexis business, the Company no longer offers or markets any products or services to the commercial cyber security market and does not intend to make similar investments in the development of commercial cyber security products. After consideration of these factors, we concluded that our decision to sell the Hexis business constitutes a strategic shift that is expected to have a major effect on our operations and financial results. Therefore, we also reclassified the results of our Hexis business, which comprised our entire Commercial Cyber Solutions reportable segment, as discontinued operations for all periods presented in our consolidated financial statements. The results of our Commercial Cyber Solutions segment previously included the allocation of certain general corporate costs, which we have reallocated to our remaining continuing operations on a retrospective basis.

EXHIBIT 99.3

The following table summarizes the aggregate carrying amounts of the major classes of Hexis assets and liabilities included in discontinued operations as of December 31, 2015 and December 31, 2014 (in thousands):

	December 31, 2015	December 31, 2014
Receivables	$5,256	$3,882
Inventories, net	2,164	650
Prepaid expenses	345	451
Property and equipment, net	5,341	6,862
Goodwill	7,467	15,467
Other intangibles, net	2,600	8,124
Total assets classified as held for sale:	$23,173	$35,436

Accounts payable and other accrued expenses	$3,686	$2,606
Deferred revenue	3,398	3,929
Total liabilities held for sale	$7,084	$6,535

The following table provides a summary of the operating results of Hexis, which we have reflected as discontinued operations for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Year ended December 31,
	2015	2014	2013
Revenues	$13,875	$11,324	$9,823
Costs of Revenues, excluding amortization	4,014	2,493	1,840
Operating expenses	40,395	36,509	19,025
Impairment of goodwill	8,000	—	—
Intangible amortization expense	4,362	4,425	4,125
Loss before Income Taxes from Discontinued Operations	$(42,896)	$(32,103)	$(15,167)
Income Tax Expense (Benefit), net on Discontinued Operations	(14,184)	(11,978)	(6,910)
Loss on Discontinued Operations	$(28,712)	$(20,125)	$(8,257)

The following table presents the operating and investing cash flows of our discontinued Hexis business for the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Year ended December 31,
	2015	2014	2013
Non-Cash Operating Items
Depreciation and amortization expense	$6,885	$6,557	$4,661
Impairment of goodwill	8,000	—	—
Loss on disposal of long-lived assets	1,148	—	—
Cash Flows from Investing Activities
Acquisitions, net of cash acquired	(240)	(2,940)	—
Purchases of property and equipment	(838)	(3,954)	(1,298)
Capitalized software development costs	—	—	(2,716)
17. SUBSEQUENT EVENTS
In connection with the preparation of its financial statements for the year ended December 31, 2015, the Company has evaluated events that occurred subsequent to December 31, 2015 to determine whether any of these events required recognition or disclosure in the 2015 financial statements. The Company is not aware of any subsequent events which would require recognition or disclosure in the financial statements other than those listed below.

EXHIBIT 99.3

During March 2016, the Company sold certain assets related its systems engineering and technical assistance ("SETA") business to Quantech Services, Incorporated.